As filed with the Securities and Exchange Commission on April 15, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

THE9 LIMITED
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

THE9 LIMITED
17 Floor, No. 130 Wu Song Road, Hong Kou District, Shanghai 200080

The People’s Republic of China

+86 (21) 6108-6080
(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680
(Name, address, and telephone number of agent for service)

Copies to:

Haiping Li, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
c/o 42/F, Edinburgh Tower
The Landmark

15 Queen’s Road Central
Hong Kong
+852 3740-4700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 15, 2026

The9 LIMITED

Class A Ordinary Shares
Preferred Shares

Debt Securities
Warrants
Subscription Rights
Units

We may from time to time offer, issue and sell up to US$188 million, or its equivalent in any other currency, currency units, or composite currency or currencies, of our Class A ordinary shares, par value US$0.01 per share, including Class A ordinary shares represented by American depositary shares, or ADSs, preferred shares, debt securities, warrants to purchase Class A ordinary shares and preferred shares, subscription rights and a combination of such securities, separately or as units, in one or more offerings. We refer to the ADSs, Class A ordinary shares, preferred shares, warrants, subscription rights and units collectively as “securities” in this prospectus. This prospectus provides a general description of offerings of these securities that we may undertake.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

The ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the ticker symbol “NCTY.” On April 14, 2026, the closing price of the ADSs on the Nasdaq Capital Market was US$5.38 per ADS.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our ordinary shares in any 12-month period so long as the aggregate market value of our issued and outstanding ordinary shares held by non-affiliates remains below US$75,000,000. The aggregate market value of our issued and outstanding Class A ordinary shares held by non-affiliates, or public float, as of April 14, 2026, was approximately US$63.9 million, which was calculated based on 3,562,494,161 Class A ordinary shares held by non-affiliates and the per ADS price of US$5.38, which was the closing price of the ADSs on April 14, 2026. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

We will provide specific terms of any offering in one or more supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 49 of this prospectus.

Investing in these securities involves a high degree of risk. Furthermore, investors should be aware that there are various other risks relating to the securities, the issuer and its subsidiaries, their business and their jurisdictions of operations which investors should familiarize themselves with before making an investment in the securities. Please carefully consider the risks discussed under “Risk Factors” in this prospectus beginning on page 20, in any accompanying prospectus supplement or in our reports filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to invest in our securities.

The9 Limited is not an operating company but a Cayman Islands holding company with no equity ownership in the consolidated variable interest entity, but maintains contractual arrangements with the consolidated variable interest entity and is considered the primary beneficiary of these entities, whose financial results are consolidated in The9 Limited’s consolidated financial statements under the U.S. GAAP for accounting purposes. The contractual arrangements may not be as effective as direct equity ownership in the consolidated variable interest entity, and the government authorities may challenge the enforceability of these contractual arrangements. Historically, we primarily operated online game business before we turned to blockchain business and conducted our operations then in mainland China through (i) our Chinese mainland subsidiaries, and (ii) the consolidated variable interest entity with which we have maintained contractual arrangements. Prior to 2025, we derived substantially all of our revenue from jurisdictions other than mainland China. Specifically, since February 2021, we have turned our business focus to global blockchain business and are primarily engaged in the operation of cryptocurrency mining. However in 2025, our Chinese mainland-related revenue has increased to 32.8% of the total revenues collected.

For our operations in mainland China, laws and regulations of mainland China restrict and impose conditions on foreign investment in internet content, value-added telecommunication-based online marketing, audio and video services and mobile application distribution businesses. Accordingly, we had historically operated, and are currently operating our online game business in mainland China through the consolidated variable interest entity, and such structure is used to provide investors with exposure to foreign investment in PRC-based companies where laws and regulations of mainland China prohibit or restrict direct foreign investment in certain operating companies, and rely on contractual arrangements among our Chinese mainland subsidiaries, the consolidated variable interest entity and its shareholders to conduct business operations of the consolidated variable interest entity. The consolidated variable interest entity contributed an aggregate of 0.2%, 0.3% and 32.8% of the consolidated net revenues for the years ended December 31, 2023, 2024 and 2025, respectively. As used in this prospectus, “we,” “us,” “our company” and “our” refers to The9 Limited, its subsidiaries, and, in the context of describing our operations and consolidated financial information, the variable interest entity in mainland China, Shanghai The9 Information Technology Co., Ltd., or Shanghai IT. Shanghai IT, established in September 2000, currently holds one Internet Content Provider License, operates our website and primarily engages in our gaming business. Investors in the ADSs are not purchasing equity interest in the consolidated variable interest entity in mainland China but instead are purchasing equity interest in a holding company incorporated in the Cayman Islands and may never directly hold equity interests in the consolidated variable interest entity in mainland China. Our corporate structure is subject to risks arising from the contractual arrangements with the consolidated variable interest entity. If the PRC government determines that the contractual arrangements constituting part of the variable interest entity structure do not comply with laws and regulations of mainland China, or if these laws and regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. The PRC regulatory authorities could disallow the variable interest entity structure, which would likely result in a material adverse change in our operations, and the ADSs or Class A ordinary shares may decline significantly in value or become worthless. Our holding company, our Chinese mainland subsidiaries and the consolidated variable interest entity, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the consolidated variable interest entity and, consequently, significantly affect the financial performance of the consolidated variable interest entity and our company as a whole. For a detailed description of the risks arising from our corporate structure, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” in our 2025 Form 20-F.

We face various risks and uncertainties related to doing business in China. For the business operations that are conducted in mainland China, we are subject to complex and evolving laws and regulations of mainland China. For example, we face risks arising from regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. These risks could result in a material adverse change in our operations and the value of the ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. For a detailed description of risks related to doing business in China, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in our 2025 Form 20-F.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the Public Company Accounting Oversight Board (United States), or the PCAOB, for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report notifying the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Our independent registered public accounting firm, RBSM LLP (“RBSM”), whose audit report for the fiscal years 2023, 2024 and 2025 is included in our 2025 annual report on Form 20-F, is headquartered in New York, New York, and has been inspected by the PCAOB on a regular basis. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the trading prohibition under the HFCAA. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The PCAOB may be unable to inspect or investigate completely our auditor in relation to their audit work performed for our financial statements. If the PCAOB is unable to conduct such inspection, our investors would be deprived of the benefits of such inspection” and “—The ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2025 Form 20-F.

The9 Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries incorporated under the laws of various jurisdictions where we have business presence. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries, which is subject to restrictions imposed by the applicable laws and regulations in these jurisdictions. In certain jurisdictions, there are currently no foreign exchange control regulations which restrict the ability of our subsidiaries in these jurisdictions to distribute dividends to us. However, the regulations may be changed and the ability of these subsidiaries to distribute dividends to us may be restricted in the future. As for our operation in mainland China, under the laws and regulations of mainland China, if our existing Chinese mainland subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned Chinese mainland subsidiaries are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under the laws and regulations of mainland China, each of our subsidiaries and the variable interest entity in mainland China is required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Furthermore, there is no assurance the PRC government will not intervene in or impose restrictions on the ability of us, our subsidiaries, and the consolidated variable interest entity to transfer cash. To the extent cash in the business is in mainland China or an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the variable interest entity by the PRC government to transfer cash. We do not, however, expect cash transfer from our Chinese mainland subsidiaries and the variable interest entity and its subsidiaries to us, or the other way around.

We have established stringent controls and procedures for cash flows within our organization. Each transfer of cash between our Cayman Islands holding company and a subsidiary, the variable interest entity or its subsidiaries is subject to internal approval. The cash inflows of the Cayman Islands holding company were primarily generated from the proceeds we received from our public offerings of securities, other financing activities and cash generated from operating activities. Our company has established a unified centralized cash management policy within our group companies to direct how funds are transferred between The9 Limited, our subsidiaries and the consolidated variable interest entity and its subsidiaries to improve the efficiency and ensure the security of cash management. Our management has established a series of manuals and policies, divided into five sub-processes, namely, bank account management, collection, payment, bank balance management, and physical cash management. They apply to all of our subsidiaries and the consolidated variable interest entity and its subsidiaries. We have complied with the applicable laws and regulations for the operation of such cash centralized management accounts and completed necessary registration and approval procedures with governmental authorities. Every fund transfer within our group goes through an appropriate review and approval process depending on the nature and amount of the transfer under our cash management policy. In each sub-process, we enforce different levels of checking and approval procedures, ranging from staff level employees, department heads, chief financial officer, to chief executive officer.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2026.

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell the securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using this shelf registration statement, we may, at any time and from time to time, offer and/or sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities offered. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” are to the American depositary shares, each of which represents 300 Class A ordinary shares, par value US$0.01 each;

•	“China” and “PRC” refer to the People’s Republic of China, and solely for the purpose of this prospectus, excluding Taiwan, Hong Kong and Macau;

•	“Class A ordinary shares” are to our Class A ordinary shares of par value US$0.01 per share;

•	“Class B ordinary shares” are to our Class B ordinary shares of par value US$0.01 per share;

•	“ordinary shares” are to our Class A ordinary shares and Class B ordinary shares;

•	“RMB” and “Renminbi” are to the legal currency of China, which is our reporting currency;

•	“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

•	“we,” “us,” “our company” and “our” refer to The9 Limited, our Cayman Islands holding company, and its subsidiaries.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

Our reporting currency is Renminbi. This prospectus contains translations from Renminbi to U.S. dollars solely for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at a rate of RMB6.9931 to US$1.00, which was the exchange rate in effect as of December 31, 2025 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi amounts referred to in this prospectus could have been, or could be, converted into U.S. dollars, as the case may be, at any particular rate, or at all.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend”, “plan,” “believe,” “estimate,” “is/are likely to,” “future,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

•	our goals and strategies;

•	our ability to return to profitability or raise sufficient capital to cover our capital needs;

•	our ability to identify business development focus;

•	our ability to develop our cryptocurrency mining business and difficulty of cryptocurrency mining to generate sufficient economic return;

•	the price fluctuation and market demand of cryptocurrencies;

•	risks inherent in cryptocurrencies, such as hacking, fraud and safety concerns;

•	our ability to successfully execute our strategies for online game business;

•	risks inherent in the online game business;

•	risks arising from our future acquisitions and investments;

•	our ability to compete effectively against our competitors;

•	risks arising from our corporate structure and the regulatory environment in the countries in which we conduct business operations; and

•	other risks outlined in our filings with the SEC including this prospectus and the documents incorporated by reference herein.

The forward-looking statements included in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any applicable prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements, and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any applicable prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

For most of our history, we had operated and developed proprietary or licensed online games, primarily mobile games, and TV games.

We began cryptocurrency mining activities in February 2021. We started to provide computing power, or hash rate, to a Bitcoin mining pool and we are entitled to receive a fractional share of Bitcoin award from the Bitcoin mining pool in return. As of March 31, 2026, we had mined a total of 2,196.72 Bitcoins. After partial sale, we held 347 Bitcoins as of the same date. Our holdings of digital assets may increase in the future as we continue to expand our cryptocurrencies mining activities.

In 2024, we pivoted to the online gaming business again. In 2025, we continuously expanded our online gaming business.

In light of our evolving business lines, we continue to evaluate what compliance policies, procedures and controls may be appropriate based on our current business model. See “Item 4. Information on the Company—B. Business Overview” in our annual report on Form 20-F for the fiscal year ended December 31, 2025 (“2025 Form 20-F”) for more details.

Our Holding Company Structure and Contractual Arrangements with the Consolidated Variable Interest Entities

The9 Limited is not an operating company but a Cayman Islands holding company with no equity ownership in the consolidated variable interest entity, but maintains contractual arrangements with the consolidated variable interest entity and is considered the primary beneficiary of these entities, whose financial results are consolidated in The9 Limited’s consolidated financial statements under the U.S. GAAP for accounting purposes. The contractual arrangements may not be as effective as direct equity ownership in the consolidated variable interest entity, and the government authorities may challenge the enforceability of these contractual arrangements.

Historically, we primarily operated online game business before we turned to blockchain business and conducted our operations then in mainland China through (i) our Chinese mainland subsidiaries, and (ii) the consolidated variable interest entity with which we have maintained contractual arrangements. Prior to 2025, we derived substantially all of our revenue from jurisdictions other than mainland China. Specifically, since February 2021, we have turned our business focus to global blockchain business and are primarily engaged in the operation of cryptocurrency mining. However in 2025, our Chinese mainland-related revenue has increased to 32.8% of the total revenues collected.

In the second half of 2024, we have reentered the online gaming business in mainland China market and engaged in business cooperation with various gaming companies in Mainland China. We currently conduct our operations in mainland China through (i) our Chinese mainland subsidiaries, and (ii) the consolidated variable interest entity with which we have maintained contractual arrangements.

In May 2024, we entered into an exclusive publishing license agreement with Wemade Co. Ltd. (“Wemade”), a Korean company that owns the publishing rights to MIR M game, pursuant to which our wholly owned subsidiary incorporated in Hong Kong, China Crown Technology Limited, has the right to exclusively publish and service the new MIR M game in mainland China, in both mobile and PC version. However, the original publishing license agreement we entered into in May 2024 was terminated in October 2025 due to certain unstable factors in relation with MIR M Chinese trademark. The parties have reached settlements including the refund of the license fee and the minimum payment fee that China Crown Technology Limited had already paid to Wemade under the original publishing license agreement.

In August 2025, our wholly-owned Hong Kong subsidiary, Vast Ocean International Limited, operates launched the9bit, a next-generation gaming hub combining gameplay, top-ups, creator rewards, and community spaces. The proprietary the9bit gaming platform has surpassed 8 million users since its August 2025 launch.

In September 2025, our variable interest entity Shanghai The9 Information Technology Co., Ltd. entered into a definitive agreement with Shanghai ZhongShun HengXin Network Technology Co., Ltd. (“ZhongShun”) to acquire 51% equity of ZhongShun’s wholly-owned subsidiary, Shanghai ZhongXinShun Network Technology Co., Ltd. (“ZhongXinShun”), the joint venture. ZhongShun contributed the exclusive rights of its two proprietary mobile games for zero consideration: (i) Glory All Stars (荣耀全明星) – an action RPG; and (ii) Ultraman: Hero Beyond Time (奥特曼:超时空英雄) – A newly developed action RPG title based on the globally renowned Ultraman IP, designed as an upgraded version of Glory All Stars with proven game play mechanics stability and strong IP-driven appeal.

Additionally, in February 2026, our variable interest entity Shanghai The9 Information Technology Co., Ltd. (“Shanghai IT”) has entered into a definitive cooperation agreement with Chengdu Lumosi Network Technology Co., Ltd. (“Chengdu Lumosi”) to launch an AI-powered short drama and AI-assisted interactive movie game. Shanghai IT currently holds the exclusive mobile game development and publishing license for the classic TVB drama The Greed of Man (大时代). The original television series was produced and is owned by TVB. Building upon its licensed premium drama IP portfolio and recent breakthroughs in generative AI video technologies — including next-generation large-scale video generation models and AI-enabled production pipelines — Shanghai IT has initiated the development of AI-powered short drama formats and AI-assisted interactive movie game concepts inspired by The Greed of Man, within the scope of its existing authorized rights.

Throughout 2025, we terminated our cooperation agreements with the joint venture partners, Huanyu, Tongze, JiTuo (each as defined below), due to their failure to meet annual operational targets. In December 2025, we terminated cooperation agreements with Zhejiang Huanyu Network Technology Co., Ltd. (“Zhejiang Huanyu”), including Share Purchase Agreement, Framework Cooperation Agreement and the Joint Venture Agreement, due to the failure of the joint venture company to achieve annual operational targets. In November 2025, we terminated cooperation agreements with Shao Xing TongZe Network Science and Technology Co., Ltd. (“Tongze”), including the Share Purchase Agreement, Framework Cooperation Agreement, and the Joint Venture Agreement, due to the failure of the joint venture company to achieve annual operational targets. In July 2025, we terminated cooperation agreements with Shenzhen gNetop Interactive Technology Co., Ltd. (“JiTuo”), including the Share Purchase Agreement, Framework Cooperation Agreement, and the Joint Venture Agreement, due to the re-negotiation and agreement on the remaining 49% acquisition of the joint venture, Shenzhen Shuzhi Technology Co., Ltd.

In July 2025, immediately after the termination of joint venture agreement with JiTuo, we re-negotiated another agreement with JiTuo and acquired the remaining 49% of shares in Shenzhen Shuzhi for the total consideration price of RMB 75 million, and signed a share purchase agreement with JiTuo to reflect the acquisition. Pursuant to the agreement we will pay 1) RMB 30 million in cash, divided in two equal installments of RMB 15 million each and payable according to the terms thereof, i.e. cash consideration will be paid only when the targeted net profit before income tax is met, and 2) issue restricted Class A Ordinary shares for a total monetary value of RMB 45,000,000 in three batches, subject to the satisfaction of the operational targets. Shares issued not released are subject to cancellation and return to the Company.

In February 2020, we extended several loans to NANYANG HERBS PTE. LTD. (the “NanYang Herbs”) and subsequently, we agreed with NanYang Herbs to convert all loans to NanYang Herbs into 50% shareholdings of NanYang Herbs. We entrusted a nominee to hold trust shares of 50% in NanYang Herbs, and the nominee had to exercise rights in accordance with the instructions of us. In February 2020, Nanyang Herbs entered into a research collaboration agreement with Nanyang Technological University (“NTU”) to jointly provide technology and financial support to fund the research project to embark on evidence-based study to illustrate the medicinal values and efficacies of certain herbs. We invested an amount of RMB3.3 million (US$0.5 million) to Nanyang Herbs in 2020 and RMB3.3 million (US$0.5 million) in 2021. In 2025, our subsidiary GameNow Limited, Nanyang Herbs and Nanyang Biologics Pte. Ltd (“NYB”), an affiliate of Nanyang Herbs, entered into an agreement, pursuant to which our investments in NanYang Herbs in 2020 and 2021, and our 50% shareholding in NanYang Herbs converted into 220,500 shares (14.54%) of Nanyang Biologics Pte. Ltd.

In August 2025, we provided a convertible loan to NYB via entering into a Convertible Note Agreement with NYB with an aggregate principal amount of US$1,000,000 (the “Notes”), and the pre-money valuation of NYB of US$50,000,000 (the “First NYB CB Agreement”). The Maturity Date of the Notes is the date falling twenty-four (24) months from the closing date of each Note. Pursuant to the First NYB CB Agreement, the Notes shall be converted into a certain number of NYB shares at the agreed conversion price prior to filing of preliminary listing documents for public listing of NYB shares, which shall not be later than 31 March 2026 or such other date as NYB and we may mutually agree in writing (“the Listing Deadline”). If NYB is not listed on or before the Listing Deadline, we have the right to convert notes into equity or request repayment of the Notes together with accrued interest, at any time at our own discretion. As of the date of this prospectus, this transaction has been closed, we have not exercised our right to convert.

In November 2025, we signed another Convertible Note Agreement with an aggregate principal amount of US$1,000,000 with NYB, at the pre-money valuation of NYB of US$50,000,000, with substantially similar material commercial terms and conditions as the First NYB CB Agreement (the “Second NYB CB Agreement”). As of the date of this prospectus, this transaction has been closed.

For our operations in mainland China, laws and regulations of mainland China restrict and impose conditions on foreign investment in internet content, value-added telecommunication-based online marketing, audio and video services and mobile application distribution businesses. Accordingly, we had historically operated, and are currently operating our online game business in mainland China through the consolidated variable interest entity, and such structure is used to provide investors with exposure to foreign investment in PRC-based companies where laws and regulations of mainland China prohibit or restrict direct foreign investment in certain operating companies, and rely on contractual arrangements among our Chinese mainland subsidiaries, the consolidated variable interest entity and its shareholders to conduct business operations of the consolidated variable interest entity. The consolidated variable interest entity contributed an aggregate of 0.2%, 0.3% and 32.8% of the consolidated net revenues for the years ended December 31, 2023, 2024 and 2025, respectively. As used in this prospectus, “we,” “us,” “our company” and “our” refers to The9 Limited, its subsidiaries, and, in the context of describing our operations and consolidated financial information, the variable interest entity in mainland China, Shanghai The9 Information Technology Co., Ltd., or Shanghai IT. Shanghai IT, established in September 2000, currently holds one Internet Content Provider License, operates our website and primarily engages in our gaming business. Investors in the ADSs are not purchasing equity interest in the consolidated variable interest entity in mainland China but instead are purchasing equity interest in a holding company incorporated in the Cayman Islands and may never directly hold equity interests in the consolidated variable interest entity in mainland China.

A series of contractual agreements, including loan agreements, exclusive purchase option agreements, exclusive technology consulting and services agreements or exclusive business cooperation agreements, intellectual property rights license agreement, equity pledge agreements, powers of attorney, business cooperation agreement and business operations agreements, have been entered into by and among our subsidiaries, the consolidated variable interest entity and their respective shareholders. Despite the lack of legal majority ownership, we are able to direct the activities of and derive economic benefits from the consolidated variable interest entity pursuant to the contractual arrangements and therefore our Cayman Island holding company is considered the primary beneficiary of the consolidated variable interest entity for accounting purposes and consolidates the variable interest entity and its subsidiaries as required by Accounting Standards Codification topic 810, Consolidation. Accordingly, we treat the consolidated variable interest entity and its subsidiaries as a consolidated entity under U.S. GAAP and we consolidate the financial results of the consolidated variable interest entity and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. Neither The9 Limited nor its investors have an equity ownership in, direct foreign investment in, or control through such ownership or investment of, the consolidated variable interest entity, and the contractual arrangements are not equivalent to an equity ownership in the business of the consolidated variable interest entity. For more details of these contractual arrangements, see “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with The Variable Interest Entity,” and “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions Arrangements with Variable Interest Entity” in our 2025 Form 20-F.

However, the contractual arrangements may not be as effective as direct ownership and we may incur substantial costs to enforce the terms of the arrangements. In addition, these agreements have not been tested in courts of mainland China. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We rely on contractual arrangements for our operations and operating licenses in mainland China, which may not be as effective as direct ownership” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—The principal shareholders of the variable interest entity have potential conflicts of interest with us, which may adversely affect our business” in our 2025 Form 20-F. There are also substantial uncertainties regarding the interpretation and application of current and future laws, regulations and rules in mainland China regarding the status of the rights of our Cayman Islands holding company with respect to its contractual arrangements with the variable interest entity and its shareholders. It is uncertain whether any new laws or regulations of mainland China relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or any of the variable interest entity is found to be in violation of any existing or future laws or regulations of mainland China, or fail to obtain or maintain any of the required permits or approvals, the PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—If the PRC government determines that the contractual arrangements constituting part of the variable interest entity structure do not comply with laws and regulations of mainland China, or if these laws and regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” in our 2025 Form 20-F.

The following diagram illustrates our organizational structure, the place of formation, ownership interest of each of our significant subsidiaries and material variable interest entity as of the date of this prospectus:

Note:

The shareholders of Shanghai IT are Mr. Wei Ji and Mr. Qi Wang, each owning 64% and 36% of Shanghai IT’s equity interest, respectively. Mr. Wei Ji and Mr. Qi Wang are two of our employees.

Permissions Required from the PRC Authorities for Our Operations

We conduct our business primarily through our subsidiaries and through the variable interest entity in mainland China. Our operations in mainland China are governed by laws and regulations of mainland China. As of the date of this prospectus, for our operations in mainland China, our Chinese mainland subsidiaries, the variable interest entity and its subsidiaries have obtained the necessary licenses and permits from the PRC government authorities. In addition to the Business License issued by the department of the State Administration for Market Regulation for each of our Chinese mainland subsidiaries and the consolidated variable interest entity, mainland China subsidiaries and the variable interest entity are required to obtain, and have obtained the Internet Content Provider License, which covers all our business operations in mainland China. Given the uncertainties of interpretation and implementation of laws and regulations and the enforcement practice by government authorities, we may be required to obtain additional licenses, permits, filings or approvals for the functions and services of our platform in the future. For more detailed information, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in regulation in mainland China of blockchain, and internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations” in our 2025 Form 20-F. If (i) we do not receive or maintain any permissions or approvals, (ii) we inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we cannot assure you that we will be able to obtain such permissions or approvals in a timely manner, or at all, and such approvals may be rescinded even if obtained. Any such circumstance could subject us to penalties, including fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

Furthermore, as advised by Grandall Law Firm, our PRC legal counsel, based solely on the facts as currently represented by us, under current laws, regulations and regulatory rules in mainland China currently in effect, as of the date of this prospectus, we, our Chinese mainland subsidiaries and the consolidated variable interest entity (i) are not required to fulfill filing procedures and obtain approval from the China Securities Regulatory Commission, or the CSRC, immediately as an offshore listing company, but need to file accordingly if we conduct further offshore offerings, (ii) are not required to go through cybersecurity review by the Cyberspace Administration of China, or the CAC, and (iii) have not been asked to obtain nor have we been denied such permissions by the CSRC or the CAC, and (iv) have not been required to apply for, nor have we been denied, any permission or approval from any other PRC government authority. However, the PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers in recent years. According to the Notice on the Management Arrangement of Domestic Enterprises’ Overseas Issuance and Listing Filing, existing enterprises are not required to fulfill filing procedures and obtain CSRC approval immediately, but should file as required when it comes to matters such as further offshore offerings. Existing enterprises refer to those whose applications for indirect overseas issuance and listing have been approved by overseas regulatory agencies or overseas stock exchanges before March 31, 2023. Our PRC legal counsel is of the opinion that we meet the definition of a domestic enterprise with indirect overseas listing. Therefore, we believe that as an existing enterprise, we are not required to fulfill filing procedures immediately, but shall file for CSRC approval accordingly if we plan to conduct further offshore offering in the future. If we fail to obtain the approval or complete other filing procedures for any future offshore offering or listing, we may face sanctions by the CSRC or other PRC regulatory authorities, which may include fines and penalties on our operations in mainland China, limitations on our operating privileges in mainland China, restrictions on or prohibition of the payments or remittance of dividends by our Chinese mainland subsidiaries, restrictions on or delays to our future financing transactions offshore, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the ADSs. For more detailed information, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in China—The approval of and filing with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under laws of mainland China, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing” and “—Risks Related to Our Company and Our Industry—Our business is subject to complex and evolving Chinese and international laws and regulations regarding data privacy and cybersecurity. Failure to protect confidential information of our customers and network against security breaches could damage our reputation and brand and substantially harm our business and results of operations” in our 2025 Form 20-F.

The Holding Foreign Companies Accountable Act

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Securities and Exchange Commission (the “SEC”) determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) for two consecutive years, the SEC will prohibit our shares or our American depositary shares (“ADSs”) from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report notifying the SEC of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Our independent registered public accounting firm, RBSM LLP (“RBSM”), is headquartered in New York, New York, and has been inspected by the PCAOB on a regular basis. RBSM’s audit report for the fiscal years ended December 31, 2023, 2024, and 2025 is included in our 2025 annual report on Form 20-F. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB determines whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the trading prohibition under the HFCAA. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The PCAOB may be unable to inspect or investigate completely our auditor in relation to their audit work performed for our financial statements. If the PCAOB is unable to conduct such inspection, our investors would be deprived of the benefits of such inspection” and “—The ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2025 Form 20-F.

Financial Information Related to the Consolidated Variable Interest Entity

The following table presents the condensed consolidating schedule of financial information for the consolidated variable interest entity and other entities as of the dates presented.

In 2023, we sold NFTSTAR Singapore Pte. Ltd. and its subsidiaries to an unrelated third party. As a result of the disposal, we no longer consolidate the operating results of the NFT business. The historical financial results of the NFT business are reflected in our consolidated financial statements as discontinued operations accordingly.

Selected Condensed Consolidating Statements of Income Information

	For the Year Ended December 31, 2025
	The9 Limited	Other Company Subsidiaries	Primary Beneficiaries of Consolidated Variable Interest Entity	Consolidated Variable Interest Entity	Eliminations	Consolidated Total
	RMB (in thousands)
Net revenues	—	72,467	—	35,431	—	107,898
Cost of Revenues	—	(80,278)	—	(25,811)	—	(106,089)
Gross profit (loss)	—	(7,811)	—	9,620	—	1,809
Operating (expenses) income:	(153,646)	(93,189)	(2,505)	(33,583)	—	(282,923)
Loss from operations	(153,646)	(101,000)	(2,505)	(23,963)	—	(281,114)
Income (loss) from continuing operations before income tax expense and share of loss in equity method investments	(235,436)	(120,382)	(2,480)	(49,937)	—	(408,235)
Gain (loss) from discontinued operations, net	—	—	—	—	—	—
Net income (loss)	(402,446)	46,628	(2,480)	(50,618)	—	(408,916)
Net income (loss) attributable to The9 Limited ordinary shareholders	(402,446)	46,628	(2,480)	(44,148)	—	(402,446)
Total comprehensive income (loss)	(402,446)	40,124	(2,480)	(44,148)	—	(408,950)

	For the Year Ended December 31, 2024
	The9 Limited	Other Company Subsidiaries	Primary Beneficiaries of Consolidated Variable Interest Entity	Consolidated Variable Interest Entity	Eliminations	Consolidated Total
	RMB (in thousands)
Net revenues	—	111,396	—	318	—	111,714
Cost of Revenues	—	(112,848)	—	(470)	—	(113,318)
Gross profit (loss)	—	(1,452)	—	(152)	—	(1,604)
Operating (expenses) income:	(97,153)	64,248	(4,715)	(19,540)	—	(57,160)
(Loss) income from operations	(97,153)	62,796	(4,715)	(19,692)	—	(58,764)
Income (loss) from continuing operations before income tax expense and share of loss in equity method investments	(60,046)	26,201	(4,657)	(34,018)	—	(72,520)
Gain (loss) from discontinued operations, net	—	—	—	—	—	—
Net income (loss)	(73,424)	39,028	(4,657)	(34,589)	—	(73,642)
Net income (loss) attributable to The9 Limited ordinary shareholders	(73,424)	39,028	(4,657)	(34,371)	—	(73,424)
Total comprehensive income (loss)	(73,424)	38,662	(4,657)	(34,371)	—	(73,790)

	For the Year Ended December 31, 2023
	The9 Limited	Other Company Subsidiaries	Primary Beneficiaries of Consolidated Variable Interest Entity	Consolidated Variable Interest Entity	Eliminations	Consolidated Total
	RMB (in thousands)
Net revenues	—	173,617	—	428	—	174,045
Cost of Revenues	—	(211,153)	(1,808)	(218)	—	(213,179)
Gross profit (loss)	—	(37,536)	(1,808)	210	—	(39,134)
Operating (expenses) income:	(117,011)	(130,417)	(7,811)	(23,380)	—	(278,619)
Loss from operations	(117,011)	(167,953)	(9,619)	(23,170)	—	(317,753)
Income (loss) from continuing operations before income tax expense and share of loss in equity method investments	(96,446)	(192,262)	(9,590)	154,021	—	(144,277)
Gain (loss) from discontinued operations, net	158,809	(1,956)	—	—	—	156,853
Net income (loss)	20,003	(151,858)	(9,590)	154,021	—	12,576
Net income (loss) attributable to The9 Limited ordinary shareholders	20,003	(145,093)	(9,590)	154,683	—	20,003
Total comprehensive income (loss)	20,003	(151,735)	(9,590)	154,683	—	13,361

Selected Condensed Consolidating Balance Sheets Information

	As of December 31, 2025
	The9 Limited	Other Company Subsidiaries	Primary Beneficiaries of Consolidated Variable Interest Entity	Consolidated Variable Interest Entity	Eliminations	Consolidated Total
	RMB (in thousands)
Cash and cash equivalents	485	50,133	110	7,761	—	58,489
Due from group companies	486,796	5,466,863	24,999	447,496	(6,426,154)	—
Current assets	491,210	5,752,874	48,274	476,235	(6,426,154)	342,439
Non-current assets	139,432	109,025	83	2,769	—	251,309
Total assets	630,642	5,861,899	48,357	479,004	(6,426,154)	593,748
Due to group companies	285,978	4,642,395	51,418	1,446,363	(6,426,154)	—
Current liabilities	367,063	4,804,095	51,565	1,546,828	(6,426,154)	343,397
Non-current liabilities	—	7,735	—	80	—	7,815
Total liabilities	367,063	4,811,830	51,565	1,546,908	(6,426,154)	351,212
Ordinary shares contingently redeemable	72,699	—	—	—	—	72,699
Total equity (deficit)	190,880	1,050,069	(3,208)	(1,067,904)	—	169,837
Total liabilities and equity (deficit)	630,642	5,861,899	48,357	479,004	(6,426,154)	593,748

	As of December 31, 2024
	The9 Limited	Other Company Subsidiaries	Primary Beneficiaries of Consolidated Variable Interest Entity	Consolidated Variable Interest Entity	Eliminations	Consolidated Total
	RMB (in thousands)
Cash and cash equivalents	474	7,056	368	3,013	—	10,911
Due from group companies	536,347	4,945,609	24,999	446,094	(5,953,049)	—
Current assets	538,099	5,155,834	48,532	454,272	(5,953,049)	243,688
Non-current assets	254,556	112,444	105	25,851	—	392,956
Total assets	792,655	5,268,278	48,637	480,123	(5,953,049)	636,644
Due to group companies	301,066	4,199,607	50,465	1,401,911	(5,953,049)	—
Current liabilities	349,445	4,262,012	50,784	1,496,415	(5,953,049)	205,607
Non-current liabilities	1,923	1,604	—	—	—	3,527
Total liabilities	351,368	4,263,616	50,784	1,496,415	(5,953,049)	209,134
Ordinary shares contingently redeemable	102,638	—	—	—	—	102,638
Total equity (deficit)	338,649	1,004,662	(2,147)	(1,016,292)	—	324,872
Total liabilities and equity (deficit)	792,655	5,268,278	48,637	480,123	(5,953,049)	636,644

Selected Condensed Consolidating Cash Flows Information

	As of December 31, 2025
	The9 Limited	Other Company Subsidiaries	Primary Beneficiaries of Consolidated Variable Interest Entity	Consolidated Variable Interest Entity	Eliminations	Consolidated Total
	RMB (in thousands)
Net cash provided by (used in) operating activities	11	(37,880)	(1,677)	7,790	—	(31,756)
Investment in group companies	—	(1,420)	—	—	1,420	—
Net cash provided by (used in) investing activities	—	3,437	—	(3,742)	1,420	1,115
Investment from group companies	—	—	1,420	—	(1,420)	—
Net cash provided by (used in) financing activities	—	77,814	1,420	654	(1,420)	78,468

	As of December 31, 2024
	The9 Limited	Other Company Subsidiaries	Primary Beneficiaries of Consolidated Variable Interest Entity	Consolidated Variable Interest Entity	Eliminations	Consolidated Total
	RMB (in thousands)
Net cash provided by (used in) operating activities	4,936	(66,783)	(5,045)	22,695	—	(44,197)
Investment in group companies	—	(4,578)	—	—	4,578	—
Net cash provided by (used in) investing activities	—	(40,252)	—	(21,344)	4,578	(57,018)
Investment from group companies	—	—	4,578	—	(4,578)	—
Net cash provided by (used in) financing activities	(16,602)	85,075	4,578	1,295	(4,578)	69,768

	As of December 31, 2023
	The9 Limited	Other Company Subsidiaries	Primary Beneficiaries of Consolidated Variable Interest Entity	Consolidated Variable Interest Entity	Eliminations	Consolidated Total
	RMB (in thousands)
Net cash provided by (used in) operating activities	(54,377)	26,020	(9,878)	(8,085)	—	(46,320)
Investment in group companies	—	(6,765)	—	—	6,765	—
Net cash provided by (used in) investing activities	—	(3,787)	—	1,492	6,765	4,470
Investment from group companies	—	—	6,765	—	(6,765)	—
Net cash provided by (used in) financing activities	47,609	(14,054)	6,765	(1,090)	(6,765)	32,465

Cash and Asset Flows through Our Organization

The9 Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries incorporated under the laws of various jurisdictions where we have business presence. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries, which is subject to restrictions imposed by the applicable laws and regulations in these jurisdictions. In certain jurisdictions, there are currently no foreign exchange control regulations which restrict the ability of our subsidiaries in these jurisdictions to distribute dividends to us. However, the regulations may be changed and the ability of these subsidiaries to distribute dividends to us may be restricted in the future. As for our operation in mainland China, under the laws and regulations of mainland China, if our existing Chinese mainland subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned Chinese mainland subsidiaries are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under the laws and regulations of mainland China, each of our subsidiaries and the variable interest entity in mainland China is required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Furthermore, there is no assurance the PRC government will not intervene in or impose restrictions on the ability of us, our subsidiaries, and the consolidated variable interest entity to transfer cash. To the extent cash in the business is in mainland China or an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the variable interest entity by the PRC government to transfer cash. We do not, however, expect cash transfer from our Chinese mainland subsidiaries and the variable interest entity and its subsidiaries to us, or the other way around.

We have established stringent controls and procedures for cash flows within our organization. Each transfer of cash between our Cayman Islands holding company and a subsidiary, the variable interest entity or its subsidiaries is subject to internal approval. The cash inflows of the Cayman Islands holding company were primarily generated from the proceeds we received from our public offerings of securities, other financing activities and cash generated from operating activities. Our company has established a unified centralized cash management policy within our group companies to direct how funds are transferred between The9 Limited, our subsidiaries and the consolidated variable interest entity and its subsidiaries to improve the efficiency and ensure the security of cash management. Our management has established a series of manuals and policies, divided into five sub-processes, namely, bank account management, collection, payment, bank balance management, and physical cash management. They apply to all of our subsidiaries and the consolidated variable interest entity and its subsidiaries. We have complied with the applicable laws and regulations for the operation of such cash centralized management accounts and completed necessary registration and approval procedures with governmental authorities. Every fund transfer within our group goes through an appropriate review and approval process depending on the nature and amount of the transfer under our cash management policy. In each sub-process, we enforce different levels of checking and approval procedures, ranging from staff level employees, department heads, chief financial officer, to chief executive officer.

In 2023, 2024 and 2025, our Cayman Islands holding company transferred cash in the total amount of RMB56.4 million, RMB33.4 million and nil to our subsidiaries, respectively, and transferred cash, through our offshore intermediate holding entities, in the total amount of nil, nil and nil to the variable interest entity and its subsidiaries, respectively, and received cash in the total amount of RMB49.7 million, RMB28.4 million and nil from our subsidiaries, respectively.

In 2023, 2024 and 2025, the consolidated variable interest entity and its subsidiaries transferred cash in the total amount of RMB0.5 million, RMB4.4 million and RMB24.4 million (US$3.5 million) to our subsidiaries, respectively, and received cash in the total amount of RMB10.0 million, RMB45.5 million and RMB60.7 million (US$8.7 million) from our subsidiaries, respectively. The variable interest entity and its subsidiaries have received nil, nil and nil of service income from our subsidiaries in 2023, 2024 and 2025, respectively.

In 2023, 2024 and 2025, apart from the aforementioned amount and transactions between our subsidiaries in the ordinary course of business, no cash were transferred between us, our subsidiaries, the variable interest entity or its subsidiaries.

In 2023, 2024 and 2025, no assets other than cash were transferred between our Cayman Islands holding company and a subsidiary, a variable interest entity or its subsidiary, no subsidiaries paid dividends or made other distributions to the holding company, and no dividends or distributions were paid or made to U.S. investors.

Pursuant to the Exclusive Technical Service Agreement between our wholly owned Chinese mainland subsidiaries and the variable interest entity, the amount of service fee shall be calculated in such manner as determined by both the variable interest entity and our wholly owned Chinese mainland subsidiaries from time to time based on the nature of service and paid monthly. Considering the future operating and cashflow needs of the variable interest entity, for the years ended December 31, 2023, 2024 and 2025, our wholly owned Chinese mainland subsidiaries agreed not to charge any service fees from the variable interest entity. As a result, no payments were made by the variable interest entity under this agreement.

For details of the financial position, cash flows, and results of operations of the consolidated variable interest entity, see “—Financial Information Related to the Consolidated Variable Interest Entity” and pages F-32 of our 2025 Form 20-F.

As a Cayman Islands holding company, we may receive dividends from our Chinese mainland subsidiaries. Under the PRC Enterprise Income Tax Law and related regulations, dividends, interests, rent or royalties payable by a foreign-invested enterprise, such as our Chinese mainland subsidiaries, to any of its foreign non-resident enterprise investors, and proceeds from any such foreign enterprise investor’s disposition of assets (after deducting the net value of such assets) are subject to a 10% withholding tax, unless the foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with mainland China that provides for a reduced rate of withholding tax. The Cayman Islands, where The9 Limited, the direct parent company of our Chinese mainland subsidiaries, is incorporated, does not have such a tax treaty with mainland China. Hong Kong has a tax arrangement with mainland China that provides for a 5% withholding tax on dividends subject to certain conditions and requirements, such as the requirement that the Hong Kong resident enterprise own at least 25% of the enterprise in mainland China distributing the dividend at all times within the 12-month period immediately preceding the distribution of dividends and be a “beneficial owner” of the dividends. If our Chinese mainland subsidiaries declare and distribute profits to us, such payments will be subject to withholding tax, which will increase our tax liability and reduce the amount of cash available to our company. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—Contractual arrangements in relation to the variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or the variable interest entity owes additional taxes, which could negatively affect our financial condition and the value of your investment” in our 2025 From 20-F. If our holding company in the Cayman Islands or any of our subsidiaries outside of mainland China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its global income at a rate of 25%.

For purposes of illustration, the following discussion reflects the hypothetical taxes that might be required to be paid within mainland China, assuming that: (i) we have taxable earnings, and (ii) we determine to pay dividends in the future.

Tax calculation (1)
Hypothetical pre-tax earnings (2)	100%
Tax on earnings at statutory rate of 25% (3)	(25)%
Net earnings available for distribution	75%
Withholding tax at standard rate of 10% (4)	(7.5)%
Net distribution to Parent/Shareholders	67.5%

Notes:

(1)	For purposes of this example, the tax calculation has been simplified. The hypothetical book pre-tax earnings amount, not considering timing differences, is assumed to equal taxable income in mainland China.

(2)	Under the terms of variable interest entity agreements, our Chinese mainland subsidiaries may charge the consolidated variable interest entity for services provided to the consolidated variable interest entity. These service fees shall be recognized as expenses of the consolidated variable interest entity, with a corresponding amount as service income by our Chinese mainland subsidiaries and eliminate in consolidation. For income tax purposes, our Chinese mainland subsidiaries and the consolidated variable interest entity file income tax returns on a separate company basis. The service fees paid are recognized as a tax deduction by the consolidated variable interest entity and as income by our Chinese mainland subsidiaries and are tax neutral.

(3)	Certain of our subsidiaries and the variable interest entity qualifies for a 15% preferential income tax rate in mainland China. However, such rate is subject to qualification, is temporary in nature, and may not be available in a future period when distributions are paid. For purposes of this hypothetical example, the table above reflects a maximum tax scenario under which the full statutory rate would be effective.

(4)	The PRC Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise, or FIE, to its immediate holding company outside of mainland China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with mainland China, subject to a qualification review at the time of the distribution. For purposes of this hypothetical example, the table above assumes a maximum tax scenario under which the full withholding tax would be applied.

The table above has been prepared under the assumption that all profits of the consolidated variable interest entity will be distributed as fees to our Chinese mainland subsidiaries under tax neutral contractual arrangements. If, in the future, the accumulated earnings of the consolidated variable interest entity exceed the service fees paid to our Chinese mainland subsidiaries (or if the current and contemplated fee structure between the intercompany entities is determined to be non-substantive and disallowed by Chinese tax authorities), the consolidated variable interest entity could make a non-deductible transfer to our Chinese mainland subsidiaries for the amounts of the stranded cash in the consolidated variable interest entity. This would result in such transfer being non-deductible expenses for the consolidated variable interest entity but still taxable income for mainland China subsidiaries.

Under laws and regulations of mainland China, our PRC subsidiaries and the variable interest entity are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. Our subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current regulations of mainland China permit our Chinese mainland subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our Chinese mainland subsidiaries and the variable interest entity is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entities in mainland China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. These reserves are not distributable as cash dividends. In the event that any of our Chinese mainland subsidiaries incurs debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

In addition, our Chinese mainland subsidiaries, the variable interest entity and its subsidiaries generate revenue primarily in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our Chinese mainland subsidiaries to pay dividends to us. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our Chinese mainland subsidiaries to fund any cash and financing requirements we may have. Although currently substantially all of our revenue is generated from our subsidiaries outside of mainland China, any limitation on the ability of our Chinese mainland subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business,” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Regulation in mainland China of loans to and direct investment in entities in mainland China by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans or additional capital contributions to our Chinese mainland subsidiaries and the variable interest entity, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in our 2025 Form 20-F.

Summary of Risk Factors

Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. For detailed discussions, see “Risk Factors” in this prospectus and “Item 3. Key Information—D. Risk Factors” in our 2025 Form 20-F, which is incorporated by reference in this prospectus.

Risks Related to Our Company and Our Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•	We may incur losses, negative cash flows from operating activities and negative working capital position in the future. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—We may incur losses, negative cash flows from operating activities and negative working capital position in the future” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	We have been transitioning our business focus and our results of operations may be materially and adversely affected. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—We have been transitioning our business focus and our results of operations may be materially and adversely affected” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	New lines of business or new products and services may subject us to additional risks. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—New lines of business or new products and services may subject us to additional risks” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	Our gaming business is intensely competitive. We face the risks of changing consumer preferences and uncertainty about market acceptance of our new products and the IPs. If we do not deliver new products to the market, or if consumers prefer our competitors’ products or services over those we provide, our operating results will suffer. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—Our gaming business is intensely competitive. We face the risks of changing consumer preferences and uncertainty about market acceptance of our new products and the IPs. If we do not deliver new products to the market, or if consumers prefer our competitors’ products or services over those we provide, our operating results will suffer” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	We may not be able to obtain additional financing to support our business and operations, and our equity or debt financings may have an adverse effect on our business operations and share price. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—We may not be able to obtain additional financing to support our business and operations, and our equity or debt financings may have an adverse effect on our business operations and share price” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	Because our miners are designed specifically to mine Bitcoin, our future success will depend in large part upon the value of Bitcoin, and any sustained decline in its value could adversely affect our business and results of operations. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—Because our miners are designed specifically to mine Bitcoin, our future success will depend in large part upon the value of Bitcoin, and any sustained decline in its value could adversely affect our business and results of operations” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	Regulatory changes or actions may restrict the use of Bitcoin or the operation of the Bitcoin network in a manner that adversely affects an investment in us. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—Regulatory changes or actions may restrict the use of Bitcoin or the operation of the Bitcoin network in a manner that adversely affects an investment in us” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	Our 9bit platform is exposed to impersonation risks, fraudulent accounts and token listings claiming affiliation with the platform;. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry— Our 9bit platform is exposed to impersonation risks, fraudulent accounts and token listings claiming affiliation with the platform” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	Our international business efforts could adversely affect us. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—Our international business efforts could adversely affect us” in our 2025 Form 20-F, which is incorporated by reference in this prospectus; and

•	Our business is subject to complex and evolving Chinese and international laws and regulations regarding data privacy and cybersecurity. Failure to protect confidential information of our customers and network against security breaches could damage our reputation and brand and substantially harm our business and results of operations. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Our Company and Our Industry—Our business is subject to complex and evolving Chinese and international laws and regulations regarding data privacy and cybersecurity. Failure to protect confidential information of our customers and network against security breaches could damage our reputation and brand and substantially harm our business and results of operations” in our 2025 Form 20-F, which is incorporated by reference in this prospectus.

Risks Related to Our Corporate Structure

Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

•	We are a Cayman Islands holding company with no equity ownership in the consolidated variable interest entity and we conduct our operations in mainland China primarily through the consolidated variable interest entity with which we have maintained contractual arrangements. Investors in our Class A ordinary shares or the ADSs thus are not purchasing equity interest in the consolidated variable interest entity in mainland China but instead are purchasing equity interest in a Cayman Islands holding company. If the PRC government determines that the contractual arrangements constituting part of the variable interest entity structure do not comply with laws and regulations of mainland China, or if these laws and regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. The PRC regulatory authorities could disallow the variable interest entity structure, which would likely result in a material adverse change in our operations, and the ADSs or Class A ordinary shares may decline significantly in value or become worthless. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government determines that the contractual arrangements constituting part of the variable interest entity structure do not comply with laws and regulations of mainland China, or if these laws and regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” for details; and

•	The principal shareholders of the variable interest entity have potential conflicts of interest with us, which may adversely affect our business.

Risks Related to Doing Business in China

We are also subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

•	Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Doing Business in China— Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	The PCAOB may be unable to inspect or investigate completely our auditor in relation to their audit work performed for our financial statements. If the PCAOB is unable to conduct such inspection, our investors would be deprived of the benefits of such inspection. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Doing Business in China—The PCAOB may be unable to inspect or investigate completely our auditor in relation to their audit work performed for our financial statements. If the PCAOB is unable to conduct such inspection, our investors would be deprived of the benefits of such inspection” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	The ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Doing Business in China—The ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	Changes in international trade policies and rising political tensions, particularly between the U.S. and China, may adversely impact our business and operating results. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Doing Business in China—Changes in international trade policies and rising political tensions, particularly between the U.S. and China, may adversely impact our business and operating results” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	We may be adversely affected by the complexity, uncertainties and changes in regulation in mainland China of blockchain, and internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in regulation in mainland China of blockchain, and internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	PRC government has significant authority in regulating our operations and may influence our operations. It may exert more oversight and control over offerings conducted overseas by, and/or foreign investment in, China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of such securities to significantly decline or be worthless. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The PRC government’s significant oversight and discretion over our business operation could result in a material adverse change in our operations and the value of the ADSs” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	There is no assurance the PRC government will not intervene in or impose restrictions on the ability of us, our subsidiaries, and the consolidated variable interest entity to transfer cash. To the extent cash in the business is in mainland China or an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the variable interest entity by the PRC government to transfer cash. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Restrictions on currency exchange in mainland China limit our ability to utilize our revenues effectively, make dividend payments and meet our foreign currency denominated obligations” in our 2025 Form 20-F, which is incorporated by reference in this prospectus; and

•	Uncertainties with respect to the PRC legal system could adversely affect us. Certain laws and regulations of mainland China can evolve quickly, which bring risks and uncertainties to their interpretation and enforcement. Administrative and court proceedings in mainland China may be protracted. Some government policies and internal rules may not be published on a timely manner. These risks and uncertainties may make it difficult for us to meet or comply with requirements under the applicable laws and regulations. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us” in our 2025 Form 20-F, which is incorporated by reference in this prospectus.

General Risks Related to Our Shares, ADSs and Warrants

In addition to the risks described above, we are subject to general risks relating to our Class A ordinary shares, ADSs and warrants, including, but not limited to, the following:

•	The ADSs may be delisted from the Nasdaq Capital Market as a result of our failure of meeting the Nasdaq Capital Market continued listing requirements. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Doing Business in China—The ADSs may be delisted from the Nasdaq Capital Market as a result of our failure of meeting the Nasdaq Capital Market continued listing requirements” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	The market price for the ADSs may be volatile. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Doing Business in China—The market price for the ADSs may be volatile” in our 2025 Form 20-F, which is incorporated by reference in this prospectus;

•	The warrants are speculative in nature. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Doing Business in China—The warrants are speculative in nature” in our 2025 Form 20-F, which is incorporated by reference in this prospectus; and

•	If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline. See “Item 3. Key Information—D. Risk Factors Risks—Risks Related to Doing Business in China— If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline” in our 2025 Form 20-F, which is incorporated by reference in this prospectus.

Corporate Information

Our principal executive office is located at 17 Floor, No. 130 Wu Song Road, Shanghai 200080, People’s Republic of China. Our registered office in the Cayman Islands is located at the offices of CARD Corporate Services Ltd, c/o Collas Crill Corporate Services Limited, Floor 2, Willow House, Cricket Square, PO Box 709, Grand Cayman KY1-1107 Cayman Islands. We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204 Newark, Delaware 19711 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities registered by the registration statement of which this prospectus is a part.

The SEC also maintains a website at www.sec.gov that contains reports, proxy, and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. You can also find information on our website at https://www.the9.com. The information on our websites should not be deemed to be part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks in our 2025 Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

Except as may be described otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer for general corporate purposes.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended from time to time, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands (“Memorandum and Articles of Association” or “Fourth Amended and Restated Memorandum and Articles of Association”).

As of the date of this prospectus, our authorized share capital is US$500,000,000 divided into (i) 43,000,000,000 Class A ordinary shares, (ii) 6,000,000,000 Class B ordinary shares and (iii) 1,000,000,000 shares of such class or classes as our board of directors may determine in accordance with the Fourth Amended and Restated Memorandum and Articles of Association, in each case having rights, preferences, privileges and restrictions set forth in the Fourth Amended and Restated Memorandum and Articles of Association, by the creation of an additional 45,000,000,000 shares, consisting of (i) 38,700,000,000 Class A ordinary shares, (ii) 5,400,000,000 Class B ordinary shares, and (iii) 900,000,000 shares of such class or classes as our board of directors may determine in accordance with Fourth Amended and Restated Memorandum and Articles of Association.

As of the date of this prospectus, there were 4,567,660,012 ordinary shares, par value US$0.01 per share, issued and outstanding, being the sum of 4,504,052,678 Class A ordinary shares (excluding 412,731,807 Class A ordinary shares we reserved for issuance upon the exercise of options under our share incentive plan, for a standby equity distribution agreement, and for our treasury ADSs) and 63,607,334 Class B ordinary shares.

The following are summaries of material provisions of our description of rights of each class of securities in effect as of the date of this prospectus insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read our current description of rights of each class of securities, which was filed as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 28, 2025 (File No. 001-34238).

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when entered in our register of members (shareholders). Every person whose name is entered in our register of members as a registered shareholder is entitled to receive a share certificate within two months of the allotment of such shares. We are not permitted to issue bearer shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person who is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of our Class A ordinary shares and our Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. Each Class A ordinary share shall be entitled to one vote, and each Class B ordinary share shall be entitled to one hundred votes, on all matters subject to a vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by one or more shareholders together holding not less than ten percent of the paid up voting share capital, present in person or by proxy.

A quorum required for a meeting of shareholders consists of holders of not less than one-third of all issued and outstanding shares entitled to vote. Our company may hold an annual general meeting but shall not (unless required by the Companies Act) be obliged to hold an annual general meeting. Annual general meetings and extraordinary general meetings may be convened by our board of directors on its own initiative. In addition, our board of directors is required to convene extraordinary general meetings upon any requisition by shareholders holding in aggregate not less than 33% of our voting share capital. Advance notice of at least seven business days is required for the convening of our annual general meeting and extraordinary general meetings.

An ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes attaching to our ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to our ordinary shares cast in a general meeting. A special resolution is required for important matters such as a change of name, a reduction of our share capital, effecting a statutory merger, or amending our Memorandum and Articles of Association. Holders of our ordinary shares may effect certain changes by ordinary resolution, including an increase of our authorized share capital, the consolidation and division of all or any of our share capital into shares of a larger amount than our existing share capital, and the cancellation of any authorized but unissued shares.

Transfer of Shares. Subject to the restrictions of our Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the register of members in respect thereof.

Liquidation. On the winding up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any moneys unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of such shares, on such terms and in such manner as may be determined, before the issuance of such shares, by our board of directors. Our company may also repurchase any of our shares (including any redeemable shares) provided that the manner of such purchase has been approved by ordinary resolution of our shareholders or the manner of such purchase is in accordance with our Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variation of Rights of Shares. If at any time our share capital is divided into different classes of shares, the rights attaching to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, subject to our Memorandum and Articles of Association, be varied or abrogated either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by at least a majority of the holders of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Issuance of Additional Shares. Our Fourth Amended and Restated Memorandum and Articles of Association authorize our board of directors to issue additional shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Fourth Amended and Restated Memorandum and Articles of Association also authorize our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including but not limited to:

•	the designation of the series;

•	the number of shares of the series and the subscription price thereof if different from the par value thereof;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our Fourth Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders;

•	create a classified board of directors pursuant to which our directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Changes in Capital. We may from time to time by ordinary resolution of our shareholders increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

We may by ordinary resolution of our shareholders:

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of our share from which the reduced share is derived; and

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

We may by special resolution of our shareholders reduce our share capital and any capital redemption reserve in any manner authorized by law.

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

•	the names and addresses of the members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act of the Cayman Islands is derived, to a large extent, from the older Companies Acts of England, but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England. In addition, the Companies Act of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable provisions of the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition to the statutory provisions relating to mergers and considerations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of shareholders; or (b) a majority in number representing 75% in value of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when: In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:

•	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders,

•	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and

•	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provides that we shall indemnify each of our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors' Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow our shareholders holding not less than 33% of the share capital of our company carrying the right of voting at general meetings of our company to requisition a shareholder’s meeting, in which case our directors are obligated to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders other right to put proposal before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of our company, it is not a concept that is accepted as a common practice in the Cayman Islands, and our company has made no provisions in our Memorandum and Articles of Association to allow cumulative voting for such elections. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from meetings of our board for six consecutive months and the board resolves that his office be vacated; or (v) is removed from office pursuant to any other provisions of our Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with the fiduciary duties which they owe to the Company under Cayman Islands law, including the duty to ensure that, in their opinion, any such transactions entered into are bona fide in the best interests of the Company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if at any time our share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to our Memorandum and Articles of Association, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by at least a majority of the holders of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, our Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association which require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years:

In November 2023, we closed a private placement securities purchase transaction with Bripheno Pte. Ltd., a Singapore limited liability company, pursuant to which we sold and issued (i) 150,000,000 Class A ordinary shares (equivalent to 500,000 ADSs) at a price of US$12 per ADS, (ii) two-year 3% per annum convertible promissory note at the purchase price of US$6 million with the conversion price of US$15 per ADS, and (iii) warrants to purchase an aggregate of 120,000,000 Class A ordinary shares (equivalent to 400,000 ADSs) at an exercise price of US$60 per ADS. The warrants would expire in three years from the date of issuance and may be extended for another year by the written agreement of the parties. These securities were subject to a six-month lock up period. We raised a total of US$12 million as the aggregate consideration for the securities.

In May 2024, we agreed and signed a private placement agreement with Fine Vision Fund, established by Finewill Capital, an internationally renowned investment institution, pursuant to which Fine Vision Fund would invest US$3.5 million to us, with upfront investment of US$2.5 million and second installment of US$1.0 million based on a pre-agreed condition. We would issue Class A ordinary shares to Fine Vision Fund. The value of each share for the upfront investment equals to 15.6% premium on the average closing price over the thirty consecutive trading days prior to the signing of the agreement. The value of each share for the second installment equals to 25% premium on the average closing price over the thirty consecutive trading days prior to the fulfillment of the pre-agreed condition. These shares to be issued are subject to the statutory lock-up period.

In February 2025, we issued and sold a one-year convertible note in a principal amount of US$3,300,000 to Streeterville for an aggregate consideration of US$2,995,000. The note carries an original issue discount of $300,000.00. The convertible note bears interest at a rate of 6.0% per year, computed on the basis of a 360-day year. Streeterville has the right, at any time after six months have elapsed since the purchase date until the outstanding balance has been paid in full, at its election, to convert all or any portion of the outstanding balance into ADSs of our company at an initial conversion price per ADS calculated as 90% of the lower of (a) the average of the closing trade prices during the five trading days immediately preceding the date of the conversion, and (b) the closing trade price on the trading day immediately preceding the date of the conversion. Beginning on the date that is six months from the note purchase date, Streeterville has the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the convertible note up to US$500,000 per calendar month. Payment of the redemption amount could be in cash or the ADSs.

In March 2025, we signed a share purchase agreement in a private placement with Elune Capital Limited, or Elune Capital, a company registered under the laws of British Virgin Islands, pursuant to which we sold and issued to Elune Capital (i) 47,169,600 Class A ordinary shares for a total consideration price of US$2 million, at the price of US$0.0424 per Class A ordinary share, and (ii) warrants to purchase 141,508,800 Class A ordinary shares at an exercise price of US$0.0424 per Class A ordinary share. The warrants have an exercise period of two years, and are subject to the following vesting conditions: one-half of the warrants can be exercised after Elune Capital or its business partner signs a strategic cooperation agreement with us, and the other half of the warrants can be exercised after our GameFi platform is launched. This transaction has been closed in May 2025.

In March 2025, we signed a share purchase agreement in a private placement with WEVISION PTE. LTD., or WEVISION, a company registered under the laws of the Republic of Singapore, pursuant to which we sold and issued to WEVISION (i) 23,584,800 Class A ordinary shares for a total consideration price of US$1 million, at the price of US$0.0424 per Class A ordinary share, and (ii) warrants to purchase 70,754,400 Class A ordinary shares at an exercise price of US$0.0424 per Class A ordinary share. The warrants have an exercise period of two years and are subject to the following vesting conditions: one-half of the warrants can be exercised after WEVISION or its business partner signs a strategic cooperation agreement with us, and the other half of the warrants can be exercised after our GameFi platform is launched. This transaction has been closed in May 2025.

In March 2025, we signed a share purchase agreement in a private placement with Bripheno Pte. Ltd., Bripheno, pursuant to which we sold and issued to the Bripheno (i) 117,000,000 Class A ordinary share for a total consideration price of US$4,960,800, at the price of US$0.0424 per Class A ordinary share, and (ii) warrants to purchase 90,000,000 Class A Shares at an exercise price of US$0.2 per Class A ordinary share. The warrants have an exercise period of two years. This transaction has been closed in April 2025.

In September 2025, we signed a private placement securities purchase agreement with an accredited investor, a PRC citizen, Qin Kelun, pursuant to which we sold and issued to Qin Kelun (i) 65,934,000 Class A ordinary shares for a total consideration price of US$2 million, at the price of US$0.0303 per Class A ordinary share, and (ii) warrants to purchase 141,508,800 Class A ordinary shares at an exercise price of US$0.0424 per Class A ordinary share. The warrants have an exercise period of two years, and are subject to the following vesting conditions: one-half of the warrants can be exercised when the Elune Capital Limited or its cryptocurrency exchange partner enters into a strategic cooperation agreement with the Company and WEVISION, and the other half of the warrants can be exercised after our GameFi platform is launched. This transaction has been closed in October 2025.

In September 2025, we issued and sold a one-year convertible note in a principal amount of US$8,800,000 to Streeterville for an aggregate consideration of US$7,995,000. The note carries an original issue discount of $800,000.00. The convertible note bears interest at a rate of 6.0% per year, computed on the basis of a 360-day year. Streeterville has the right, at any time after six months have elapsed since the purchase date until the outstanding balance has been paid in full, at its election, to convert all or any portion of the outstanding balance into ADSs of our company at an initial conversion price per ADS calculated as 90% of the lower of (a) the average of the closing trade prices during the five trading days immediately preceding the date of the conversion, and (b) the closing trade price on the trading day immediately preceding the date of the conversion. Beginning on the date that is six months from the note purchase date, Streeterville has the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the convertible note up to US$1,250,000 per calendar month. Payment of the redemption amount could be in cash or the ADSs.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, registers and delivers American Depositary Shares, also referred to as ADSs. Each ADS represents 300 Class A ordinary shares deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also known as DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

ADS holders are not treated as our shareholders and do not have shareholder rights. The laws of Cayman Islands govern shareholder rights. The depositary is the holder of the Class A ordinary shares underlying the ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly holding or beneficially owning ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of what we believe to be the material terms of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the form of deposit agreement which was filed as exhibit 1 to Post-Effective Amendment No. 3 to Form F-6 (File no. 333-156635) filed on June 21, 2019. The form of ADR is incorporated in the form of deposit agreement.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentences. If we timely asked the depositary to solicit your instructions but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that

•	we wish to receive a discretionary proxy;

•	as of the instruction cutoff date we reasonably do not know of any substantial shareholder opposition to the particular question; and

•	the particular question would not materially adverse to the interests of our shareholders, then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Arbitration Provision

The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the International Arbitration Rules of the International Centre for Dispute Resolution, including any securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

DESCRIPTION OF PREFERRED SHARES

The particular terms of each issue or series of preferred shares will be described in the applicable prospectus supplement. This description will include, where applicable, a description of:

•	the title and nominal value of the preferred shares;

•	the number of preferred shares we are offering;

•	the liquidation preference per preferred share, if any;

•	the issue price per preferred share (or if applicable, the calculation formula of the issue price per preferred share);

•	whether preferential subscription rights will be issued to existing shareholders;

•	the dividend rate per preferred share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the relative ranking and preferences of the preferred shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the company;

•	the procedures for any auction and remarketing, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred shares on any securities exchange or market;

•	whether the preferred shares will be convertible into our Class A ordinary shares (including Class A ordinary shares that may be deposited for delivery of ADSs) or preferred shares of another category, and, if applicable, conditions of an automatic conversion into Class A ordinary shares, if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred shares;

•	preemption rights, if any;

•	other restrictions on transfer, sale or assignment, if any;

•	a discussion of any material or special Cayman Islands or United States federal income tax considerations applicable to the preferred shares;

•	any limitations on issuances of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any rights attached to the preferred shares regarding the corporate governance of our company, which may include, for example representation rights to the board of directors; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred shares.

Our board of directors may cause us to issue from time to time, out of our authorized share capital (other than the authorized but unissued ordinary shares), series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, our board of directors shall by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series.

When we issue preferred shares under this prospectus and the applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any pre-emptive or similar rights.

The issuance of preferred shares could adversely affect the voting power of holders of ordinary shares and ADSs and reduce the likelihood that holders of ordinary shares and ADSs will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of the ADSs. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into ordinary shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

•	any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

•	any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the indenture with respect to the debt securities;

•	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

•	a discussion of material income tax considerations applicable to the debt securities;

•	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

•	We may issue debt securities that are exchangeable for and/or convertible into ordinary shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of ordinary shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We have issued warrants to purchase senior convertible preferred shares and may issue warrants to purchase Class A ordinary shares, preferred shares or debt securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued and exercised;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

information with respect to book-entry procedures, if any;

•	any material Cayman Islands or United States federal income tax consequences;

•	the antidilution provisions of the warrants, if any; and any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase Class A ordinary shares, including Class A ordinary shares represented by ADSs. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the securities for which such subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each shareholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the Class A ordinary shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any unit agreement under which the units will be issued;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands.

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. Most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204 Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is final and conclusive, (ii) is not in respect of taxes, a fine or a penalty; and (iii) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

In the opinion of Grandall Law Firm, our counsel as to certain PRC legal matters, there is uncertainty as to whether the courts of China would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Furthermore, in the opinion of Grandall Law Firm, our counsel as to certain PRC legal matters, the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters or agents;

•	any public offering price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

In addition, the distribution of securities may be effected by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on the Nasdaq Capital Market or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	under delayed contracts or other contractual commitments;

•	through sales “at the market” to or through a market-maker;

•	a combination of such methods of sale; or

•	any other method permitted pursuant to applicable law.

By Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries, in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

EXPENSES

We will incur a SEC registration fee of US$25,962.80, and will also incur printing costs, legal fees and expenses, accounting fees and expenses, and other listing and qualifications fees in connection with the offering of securities. Expenses of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters of United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in any offering made pursuant to this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Grandall Law Firm. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Grandall Law Firm with respect to certain matters governed by PRC law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the annual report  on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report of RBSM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The headquarters of RBSM is located at 805 Third Avenue, Suite 1430, New York, NY 10022

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov. You can also find information on our website https://www.the9.com. The information contained on our website is not a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on April 15, 2026 (File No. 001-34238);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	any future periodic reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus; and

•	the description of our rights of each class of securities contained in Exhibit 2.4 to our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 28, 2025 (File No. 001-34238), including any amendment or reports filed for the purpose of updating such description.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

The9 Limited

17 Floor, No. 130 Wu Song Road,

Hong Kou District, Shanghai 200080,

People’s Republic of China

+86 21 6108-6080

georgelai@corp.the9.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors from and against all actions, proceedings, costs, charges, losses, damages and liabilities which they may incur or sustain, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning the company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements between us and our directors and officers, the form of which was filed as Exhibit 10.2 to our registration statement on Form F-1 Amendment No.1 (File No. 333-120810) that was filed with the SEC on November 30, 2004, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer.

ITEM 9. EXHIBITS

The exhibits to this registration statement are listed in the Index to Exhibits below.

ITEM 10. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1†	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 2.2 to the Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)
4.2†	Form of Amended and Restated Deposit Agreement among the Registrant, The Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 1 to our Post-Effective Amendment No. 3 to the Registration Statement on Form F-6 (File no. 333-156635) filed with the Commission on June 21, 2019)
4.3†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.2)
4.4*	Registrant’s Specimen Certificate for Preferred Shares
4.5*	Form of Indenture
4.6*	Form of Warrant Agreement (including Warrant Certificate)
4.7*	Form of Subscription Right Agreement (including form of Right Certificate)
4.8*	Form of Unit Agreement (including form of Unit Certificate)
4.9†	Description of Our Rights of Each Class of Securities (incorporated herein by reference to Exhibit 2.4 to the Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 28, 2025)
5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of ordinary shares being registered
8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	Opinion of Grandall Law Firm (Shanghai) regarding certain PRC law matters
23.1	Consent of RBSM LLP, Independent Registered Public Accounting Firm
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3	Consent of Grandall Law Firm (Shanghai)
24.1	Power of Attorney (included on signature page of Part II of this Registration Statement)
107	Calculation of Filing Fee Table

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference into this registration statement.

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on April 15, 2026.

The9 Limited

By:	/s/ Jun Zhu
	Name:	Jun Zhu
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Jun Zhu and George Lai as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on April 15, 2026.

Signature	Title(s)

/s/ Jun Zhu	Chairman of the Board and Chief Executive Officer
Jun Zhu	(Principal Executive Officer)

/s/ Davin A. Mackenzie
Davin A. Mackenzie	Independent Director

/s/ Kwok Keung Chau
Kwok Keung Chau	Independent Director

/s/ George Lai	Director and Chief Financial Officer
George Lai	(Principal Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Under the Securities Act, the undersigned, the duly authorized representative in the United States of The9 Limited, has signed this registration statement in New York, United States on April 15, 2026.

Authorized U.S. Representative

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director